EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
The St. Joe Company:
We consent to the incorporation by reference in the registration statements (No. 333-23571, No. 333-43007, No. 333-51726, No. 333-51728, No. 333-106046, No. 333-127344, and No. 333-127345) on Forms S-8 of The St. Joe Company of our reports dated February 28, 2007, with respect to the consolidated balance sheets of The St. Joe Company as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flow for each of the years in the three-year period ended December 31, 2006, and related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of The St. Joe Company.
Our report, with respect to the consolidated financial statements, refers to the adoption by the Company of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” effective January 1, 2006 and Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” effective December 31, 2006.
/s/ KPMG LLP
Certified Public Accountants
Jacksonville, Florida
February 28, 2007